Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

PINE RIVER CAPITAL MANAGEMENT L.P.,

TWO HARBORS INVESTMENT CORP.,

TWO HARBORS MERGER CORP.,

and

CAPITOL ACQUISITION CORP.

Dated as of June 11, 2009

- ii -

- iii -

EXHIBITS:

EXHIBIT A	Advisor Agreements
EXHIBIT B	Form of Amended and Restated Certificate of Incorporation
EXHIBIT C	Investment Criteria for Asset Acquisitions
EXHIBIT D	Form of Management Agreement
EXHIBIT E	Sponsors Voting and Support Agreements
EXHIBIT F	Form of Warrant Amendment Agreement
EXHIBIT G	Form of Affiliates Letter
EXHIBIT H	Escrow Termination Agreement
EXHIBIT I	Directors and Officers of Parent
EXHIBIT J	Letter Amendment Agreements
EXHIBIT K	Form of Sub-Management Agreement
EXHIBIT L	Voting Agreement

- iv -

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 11, 2009, among Pine River Capital Management L.P., a Delaware limited partnership (“Pine River”), Two Harbors Investment Corp., a Maryland corporation (“Parent”), Two Harbors Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Capitol Acquisition Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have unanimously approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have unanimously determined that the Merger is fair to and in the best interests of their respective stockholders;

WHEREAS, the board of directors of the Company has unanimously approved the Amended and Restated Certificate of Incorporation (the “Proposed Charter Amendment”);

WHEREAS, prior to or simultaneously with the execution of this Agreement, and as a condition and inducement to Parent and Pine River to enter into this Agreement, the Company and the officers, directors and stockholders of the Company set forth on Attachment A hereto (each a “Sponsor” and collectively the “Sponsors”) are entering into the Sponsors Voting and Support Agreements pursuant to which the Sponsors have, among other things, agreed, upon the terms and subject to the conditions thereof, to vote their Shares, if any, acquired after the IPO in favor of adopting this Agreement;

WHEREAS, prior to or simultaneously with the execution of this Agreement, CLA Founders LLC (the “Sponsor Vehicle”) and Parent are entering into a Sub-Management Agreement, pursuant to which, the Sponsor Vehicle shall be engaged as a sub-advisor to the Manager, to assist the Manager in providing advisory services to the REIT pursuant to the Management Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties hereby agree as follows

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal, offer or expression of interest by any Person (other than Parent and its Affiliates) relating to a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution or other similar transaction or business combination involving the Company, or the issuance of any securities (or rights to acquire securities) of the Company, or any similar transaction, or any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions.

“Advisor Agreements” means the economic agreements entered into among the Company and its financial advisors and attached hereto as Exhibit A.

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale or issuance, merger, amalgamation or other similar transaction, of all or a substantial portion of the Company, in a transaction or a series of transactions with one or more Persons (other than Parent and its Affiliates), excluding in each case, (i) any liquidation of the Company or similar transaction or (ii) any one or more transactions pursuant to arrangements contemplated by Section 6.17.

“Amended and Restated Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit B.

“Ancillary Agreements” means the Warrant Amendment Agreement, the Sponsors Voting and Support Agreements, the Advisor Agreements, the Management Agreement, the Escrow Termination Agreement, the Registration Rights Agreement, the Sub-Management Agreement, the Voting Agreement and the Letter Amendment Agreements.

“Balance Sheet” has the meaning set forth in Section 4.6.

“Business Combination” shall mean the Business Combination (as defined in the Proposed Charter Amendment) between the Company, Parent and Merger Sub contemplated by this Agreement.

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in New York, New York, United States.

“Bylaws” has the meaning set forth in Section 2.3(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Recommendation” means (i) the withdrawal of, or modification in a manner adverse to Parent of, the Company Recommendation or (ii) the recommendation by the Company’s board of directors or any committee thereof to the Company’s Stockholders to vote in favor of any Acquisition Proposal.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” means: (a) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; (b) all Contracts to which the Company is a party or by which any of the Company’s assets may be bound, subjected or affected, which either (i) creates or imposes a liability greater than $100,000 and (ii) may not be cancelled by the Company on 30 days’ or less prior notice; (c) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement; (d) all material Contracts with any Governmental Authority; (e) all material Contracts relating to or evidencing Indebtedness of the Company (or the creation, incurrence, assumption, securing or guarantee thereof); (f) all material Contracts for the purchase of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, material operating unit or material product line thereof; (g) all material Contracts relating to employment, change of control, retention, severance or material consulting or advising arrangements; (h) all Contracts relating to securities of the Company; and (i) all Contracts which are otherwise material to the Company taken as a whole (other than the Transaction Documents and other contracts contemplated by this Agreement) which are not described in any of the categories specified above.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Recommendation” means the recommendation of the Company’s board of directors to the Company Stockholders to grant the Company Stockholder Approval.

“Company Stockholder Approval” means (i) the affirmative vote of a majority of the outstanding Shares entitled to vote thereon at the Company Stockholders Meeting in person or by proxy to approve the Proposed Charter Amendment, (ii) the affirmative vote of a majority of the outstanding Shares entitled to vote thereon at the Company Stockholders Meeting in person or by proxy to adopt this Agreement, (iii) the affirmative vote of a majority of the outstanding IPO Shares voted at the Company Stockholders Meeting in Person or by proxy to approve the Business Combination and (iv) any other approvals of the Company Stockholders necessary to approve this Agreement and the Transactions.

“Company Stockholders” means holders of Shares.

“Company Stockholders Meeting” has the meaning set forth in Section 6.4(a).

“Company Warrantholder Approval” means the approval by proxy or written consent of a majority of the Company Warrantholders to the Warrant Amendment Agreement.

“Company Warrantholders” means holders of Warrants.

“Company Warrantholders Meeting” has the meaning set forth in Section 6.4(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.12.

“Contract” has the meaning set forth in Section 4.4(b).

“Conversion Consideration” has the meaning set forth in Section 3.2.

“Conversion Price” has the meaning set forth in Section 3.2.

“Converting Shares” has the meaning set forth in Section 3.2.

“Converting Stockholder” has the meaning set forth in Section 3.2.

“Costs” has the meaning set forth in Section 6.9(a).

“DGCL” has the meaning set forth in Section 2.1.

“D&O Insurance” has the meaning set forth in Section 6.9(b).

“Effective Time” has the meaning set forth in Section 2.2.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Termination Agreement” means the termination agreement entered into among the Company, Continental Stock Transfer & Trust Company and Citigroup Global Markets Inc. and attached hereto as Exhibit H.

“Exchange Act” has the meaning set forth in Section 4.4(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Expenses” means the out-of-pocket fees and expenses of a party, including related to its advisors, counsel and accountants, incurred by the party or on its behalf in connection with the Transactions, including the out-of-pocket expenses related to the preparation, printing, filing and mailing of the S-4 Registration Statement and the Proxy Statement/Prospectus and the solicitation of Company Stockholder Approval.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 4.4(a).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of, interest on and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.

“Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Investment Criteria” means the investment criteria set forth on Exhibit C, pursuant to which Parent will acquire mortgages and mortgage-backed securities.

“IPO” means the initial public offering of the Company, effected on November 14, 2007.

“IPO Shares” means the Shares issued in the IPO (excluding, for the avoidance of doubt, Shares issued to the Sponsors prior to the IPO).

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Letter Agreements” means each of the letter agreements dated November 1, 2007 between the Company, Citigroup Global Markets Inc. and each of the Sponsors, respectively.

“Letter Amendment Agreement” means each of the amendments to the Letter Agreements attached hereto as Exhibit J.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Management Agreement” means the management agreement to be entered into between Parent and an Affiliate of Pine River substantially in the form attached hereto as Exhibit D.

“Manager” means PRCM Advisers LLC, a Delaware limited liability company.

“Material Adverse Effect” means, with respect to any Person, an event, circumstance, change or effect that has had, or is reasonably likely to have, (a) a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its subsidiaries taken as a whole other than any event, circumstance, change or effect resulting from (i) general economic, market or political conditions, (ii) matters generally affecting the industries or market sectors in which such Person operates, (iii) the announcement or expectation of the Transactions, (iv) any of the requirements or limitations imposed on such Person pursuant to this Agreement or the other Transaction Documents, (v) changes in Law, (vi) changes in GAAP, (vii) acts of war or terrorism, (viii) fluctuations in the share price of such Person’s common stock, except, in the case of the foregoing clauses (i), (ii) and (vii) only, to the extent such changes do not have a materially disproportionate impact on such Person and its subsidiaries, taken as a whole, relative to other companies in the industries in which such Person and its subsidiaries conduct their business or (b) a material adverse effect on the ability of such Person to perform its obligations under this Agreement or any of the other Transaction Documents, or that would prevent or materially delay the consummation of the Transactions.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“NYSE Amex” means NYSE Amex Equities.

“Parent” has the meaning set forth in the Preamble.

“Parent Shares” has the meaning forth in Section 3.1(a).

“Permits” has the meaning set forth in Section 4.10.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (if then appropriate), (ii) mechanics’, carriers’, workers’ and other similar Liens arising or incurred in the ordinary course of business, and (iii) other Liens that individually or in the aggregate with other title defects, do not materially impair the value of the property subject to such Liens or other such title defect or the use of such property in the conduct of the business.

“Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Authority, including any successor (by merger or otherwise) of such Person.

“Pine River” has the meaning set forth in the Preamble.

“Proposed Charter Amendment” has the meaning set forth in the Recitals.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.3(a).

“Public Stockholders” means the holders of the IPO Shares.

“Registration Rights Agreement” means the registration rights agreement containing customary terms and conditions to be entered into between the Parent, the Sponsors and Pine River.

“REIT” has the meaning set forth in Section 6.19.

“S-4 Registration Statement” has the meaning set forth in Section 6.3(a).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.5(a).

“Securities Act” has the meaning set forth in Section 3.3.

“Shares” has the meaning set forth in Section 3.1(a).

“Sponsor” has the meaning set forth in the Recitals.

“Sponsor Vehicle” has the meaning set forth in the Recitals.

“Sponsor Voting and Support Agreements” means the agreements entered into between the Company and the Sponsors and attached hereto as Exhibit E.

“Sub-Management Agreement” means the Sub-Management Agreement to be entered into between the Manager, Pine River and the Sponsor Vehicle substantially in the form attached hereto as Exhibit K.

“Superior Proposal” means any bona fide written Acquisition Proposal pursuant to which a third party would own 50% or more of the assets, revenue or net income of the Company, or in the case of the issuance of securities (or rights to acquire securities) of the Company, such third party would represent 50% or more of the voting power in the Company, on terms that the board of directors of the Company determines in its good faith judgment are more favorable to the Company’s stockholders than the Transactions (taking into account the various legal, financial and regulatory aspects of the proposal and the Person making the proposal and any changes to the Transactions proposed by Parent or Pine River in response to the receipt by the Company of such proposal) and that is not subject to any material contingency unless, in the good faith judgment of the board of directors of the Company, such contingency is reasonably capable of being satisfied.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other Contractual obligation.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, including the Company Disclosure Schedules, and the Ancillary Agreements.

“Termination Fee” has the meaning set forth in Section 8.3 (a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Trust Account” means the trust account established by the Company in connection with the consummation of the IPO and into which the Company deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the Investment Management Trust Agreement dated November 8, 2007 between Continental Stock Transfer & Trust Company and the Company.

“Voting Agreement” means the Voting Agreement between the Company and Pine River attached hereto as Exhibit L.

“Warrant” has the meaning set forth in Section 4.2.

“Warrant Amendment Agreement” means the warrant amendment agreement to be entered into between the Company and Continental Stock Transfer & Trust Company substantially in the form attached hereto as Exhibit F.

Section 1.2. Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

(i) References to a Person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(m) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of Parent. The Merger shall have the effects set forth in the DGCL.

Section 2.2. Effective Time; Closing. As promptly as practicable (but in no event more than two Business Days) after the satisfaction or waiver of the conditions to the Merger set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to such conditions), the Surviving Company shall (i) file in the office of the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) meeting the requirements of the DGCL and (ii) execute, acknowledge, deliver, file and/or record all such other instruments, and take all such other actions, as may be required in order to cause the Merger to become effective in accordance with the provisions of the DGCL. The date and time on which the Merger becomes effective in accordance with the applicable provisions of the DGCL is hereinafter referred to as the “Effective Time.” Prior to such filing, a closing (the “Closing”) shall be held at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, New York. The date of the Closing is referred to as the “Closing Date.”

Section 2.3. Articles of Incorporation and Bylaws.

(a) The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until amended in accordance with the DGCL.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time (“Bylaws”) shall be the bylaws of the Surviving Company until amended in accordance with the DGCL.

Section 2.4. Directors and Officers.

(a) The board of directors of Parent will take all action necessary to increase the size of the board of directors to seven directors and shall elect to the board of directors of Parent the persons listed on Exhibit I and the remaining directors of Parent not designated to remain on Parent’s board of directors after the Effective Time shall resign from Parent’s board of directors, in each case effective as of the Effective Time.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until duly removed or replaced in accordance with the Bylaws of the Surviving Company and the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1. Effect on Capital Stock and Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the “Shares”) (other than Converting Shares and any Shares to be cancelled in accordance with Section 3.1(c) hereof) shall be converted into the right to receive one (the “Exchange Ratio”) fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (the “Parent Shares”) (the “Merger Consideration”);

(b) all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or the Conversion Consideration, as applicable;

(c) (i) each Share that is owned by the Company (other than Shares held either in a fiduciary or agency capacity that are beneficially owned by third parties), (ii) each Share that is owned by Parent or Merger Sub (other than Shares held either in a fiduciary or agency capacity that are beneficially owned by third parties), and (iii) each Share that is owned by a Sponsor and that was acquired by such Sponsor prior to the IPO shall be transferred to the Company and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(d) each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company; and

(e) subject to the Warrant Amendment Agreement, each unexercised and unexpired Warrant to purchase Shares of the Company which is outstanding immediately prior to the Effective Time shall automatically become exercisable for the kind and amount of securities which the holder of a Warrant would have owned immediately after the Effective Time if such holder had exercised the Warrant immediately before the Effective Time.

Section 3.2. Converting Shares. Each Company Stockholder who at the Company Stockholder Meeting votes against the Business Combination (each, a “Converting Stockholder”) may, contemporaneously with such vote, demand that the Company convert its Shares (the “Converting Shares”) into cash. To perfect such conversion, each Converting Stockholder must deliver its certificate to Continental Stock Transfer & Trust Company, as trustee for the Trust Account, physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System at any time up to the Company Stockholders Meeting. If so demanded and properly perfected, the Company shall, promptly after the Closing, convert such Converting Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two Business Days prior to the Closing, equal to the quotient determined by dividing (A) the amount then held in the Trust Account, by (B) the total number of IPO Shares then outstanding (the “Conversion Consideration”). The Converting Shares shall thereafter be cancelled.

Section 3.3. No Further Ownership Rights in Shares. All Conversion Consideration delivered upon the surrender of certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates. Until surrendered as contemplated by this Section 3.3, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Conversion Consideration. No interest will be paid or will accrue on the cash or any other amounts payable upon the surrender of any certificate.

Section 3.4. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time.

Section 3.5. Affiliates. Notwithstanding anything to the contrary herein, no Parent Shares or Warrants shall be delivered to a Person who may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act of 1933 (together with the rules and regulations thereunder, the “Securities Act”) until such Person has executed and delivered an agreement, substantially in the form of Exhibit G, to Parent.

Section 3.6. Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding Shares or Parent Shares shall be changed by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Exchange Ratio shall be appropriately adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the SEC Reports filed with the SEC and publicly available not later than two Business Days prior to the date of this Agreement or in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (it being agreed that any disclosure set forth on any particular section of the Company Disclosure Schedule shall be deemed disclosed in another section of the Company Disclosure Schedule if the relevance of such disclosure to such other section is reasonably apparent)(the “Company Disclosure Schedule”):

Section 4.1. Organization; Qualification.

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.2. Capitalization. The authorized capital stock of the Company consists of 75,000,000 Shares and 1,000,000 shares of preferred stock. At the close of business on the date of this Agreement, (i) 32,811,257 Shares were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding and (iii) 33,249,000 warrants entitling the holder to purchase one Company Share per warrant (each, a “Warrant”) were issued and outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth above in this Section 4.2, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company. Except with respect to the right of Converting Stockholders to be paid the Conversion Price, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to vote or to dispose of any shares of the capital stock of the Company.

Section 4.3. Authority; Approval.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, the Transaction Documents to which it is a party and to perform and consummate the Transactions. The execution, delivery and performance of this Agreement, the Transaction Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no corporate or other proceedings on the part of the Company are necessary to authorize this Agreement, the Transaction Documents to which it is a party or to consummate the Transactions, other than (i) the Company Stockholder Approval and Company Warrantholder Approval and (ii) the filing of the Proposed Charter Amendment with the Secretary of State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent, Merger Sub and Pine River, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The board of directors of the Company, by resolution duly adopted at a meeting duly called and held has (i) determined that this Agreement and the Transactions are fair and in the best interest of the Company and the Company Stockholders, (ii) adopted a resolution approving this Agreement, setting forth the Proposed Charter Amendment and declaring the advisability of this Agreement and the Proposed Charter Amendment, (iii) directed that this Agreement, the Proposed Charter Amendment and the Business Combination be submitted to the Company Stockholders for consideration at the Company Stockholders Meeting and (iv) resolved to make the Company Recommendation.

Section 4.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company, of this Agreement, the Transaction Documents to which it is a party and the consummation by the Company of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any foreign or domestic governmental body, self-regulatory organization, court or arbiter, agency, commission, official or regulatory or other authority (collectively, “Governmental Authority”) other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the Securities and Exchange Act of 1934 (together with the rules and regulations thereunder, the “Exchange Act”), (iii) compliance with any applicable requirements of the NYSE Amex and (iv) the filing of the Amended and Restated Certificate of Incorporation as contemplated by Section 6.18 hereof.

(b) The execution, delivery and performance by the Company, of this Agreement, the Transaction Documents to which it is a party and the consummation by the Company, of the Transactions do not and will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral (a “Contract”), to which the Company is a party or by which any of its properties or assets may be bound or (ii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to the Company or any of its properties or assets, except in the case of clauses (i) or (ii) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect on the Company. The consummation by the Company of the Transactions do not and will not conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation.

Section 4.5. SEC Reports; Financial Statements and Sarbanes-Oxley Act.

(a) The Company has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 24, 2007 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Company as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c) The Company has established and maintained a system of internal controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.6. Absence of Undisclosed Liabilities. The Company has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on the December 31, 2008 Company balance sheet or the notes thereto, as included in the Form 10-K the Company filed with the SEC on March 16, 2009 (the “Balance Sheet”), (ii) arising after December 31, 2008 in the ordinary course of business, (iii) incurred in connection with the Transactions or (iv) which are not, individually or in the aggregate, material. Section 4.6 of the Company Disclosure Schedule lists all Liabilities incurred by the Company since March 31, 2009.

Section 4.7. Absence of Certain Changes or Events.

(a) Since December 31, 2008, the Company has conducted its business only in the ordinary course in all material respects and there has not been a Material Adverse Effect on the Company.

(b) Since December 31, 2008, the Company has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Section 6.1(a) hereof.

Section 4.8. Contracts. Each Company Contract is valid, binding and enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, any Company Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of the Company, no other party to any Company Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.9. Litigation. There are no material suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, before any Governmental Authority of any nature, brought by or against any of the Company or, to the knowledge of the Company, any of its respective officers or directors involving or relating to the Company or the assets, properties or rights of the Company or the Transactions. There is no material judgment, decree, injunction, rule or order of any Governmental Authority of any nature outstanding or, to the knowledge of the Company, threatened against the Company.

Section 4.10. Permits; Compliance with Applicable Law. The Company holds all permits, licenses, authorizations, certificates, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its business as presently conducted and to own its assets and properties (the “Permits”), except for failures to hold such Permits that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of each Permit, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on the Company. The businesses of the Company has not been and is not being conducted in violation of any Law except for violations that would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any Governmental Authority with respect to the Company is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.11. Tax Matters.

(a) All U.S. federal and state income Tax Returns and all other material Tax Returns required to be filed with any taxing authority by, or with respect to the Company have been filed in accordance with all applicable law, and such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes shown as due and payable on such Tax Returns or that are otherwise due. The Company has made provision for all material Taxes payable by it for which no Tax Return has yet been filed. The Balance Sheet reflects an adequate reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such Balance Sheet.

(b) There is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action with respect to any such Taxes.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of the Company due for any taxable period.

(e) The Company has not received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) The Company has not requested, nor is the subject of or bound by, any private letter ruling, technical advise memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) The Company has not participated in a “listed transaction,” as defined in Treasury Regulation § 1.6011-4(b)(2).

(h) The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c) at any time since its inception.

Section 4.12. Assets and Properties. The Company has valid title to or a valid leasehold interest in all of its material assets and properties (whether real, personal or mixed, or tangible) (including all assets and properties recorded on the Balance Sheet, other than assets and properties disposed of in the ordinary course of business since December 31, 2008), in each case free and clear of any Liens other than Permitted Liens.

Section 4.13. Transactions with Affiliates. Except as contemplated by the Transaction Documents, there are no Contracts or transactions between the Company and any of its Affiliates including the Sponsors and any of its employees, officers or directors.

Section 4.14. Employee Matters.

(a) The Company does not and is not required to, and has not and has never been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other employee or fringe benefit plan, program or contract and does not have any liability of any kind with respect to any of the foregoing (under ERISA or otherwise). The Company does not have any contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by this Agreement. Neither the Company nor any of its ERISA Affiliates has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(b) The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.15. Required Votes of the Company’s Stockholders and Warrantholders. Other than the Company Stockholder Approval and Company Warrantholder Approval, no approval of the Company Stockholders or Company Warrantholders is required in connection with the Transactions.

Section 4.16. Trust Account.

(a) As of May 31, 2009, the Company has $259,078,472.17, including interest thereon, held in the Trust Account. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Company has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since May 31, 2009, the Company has not released any money from the Trust Account.

(b) As of the Effective Time, the obligations of the Company to dissolve or liquidate shall terminate, and as of the Effective Time, the Company shall have no obligation whatsoever to dissolve and liquidate the assets of the Company by reason of the consummation of the Transactions, and following the Effective Time, no Company Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Company Stockholder is a Converting Stockholder.

Section 4.17. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.18. Disclosure. No representation or warranty contained in this Agreement or any other Transaction Document, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 4.19. Section 203 of the DGCL. Prior to the date of this Agreement, the Company’s board of directors has taken all action necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Sponsors Voting and Support Agreements or the transactions contemplated hereby (including without limitation the Merger) and thereby.

Section 4.20. No Additional Representations. Except for the representations and warranties made by the Company in this Article IV or pursuant to the certificate to be delivered pursuant to Section 7.3(d), neither the Company nor any other person makes any representation or warranty with respect to the Company (or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PINE RIVER

Parent, Merger Sub and Pine River jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Parent, Merger Sub and Pine River is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 450,000,000 Parent Shares and 50,000,000 shares of preferred stock. At the close of business on the date of this Agreement, (i) 1,000 Parent Shares were issued and outstanding and (ii) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth above in this Section 5.2(a) there are no outstanding (x) shares of capital stock or other voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or other securities of the Company or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stable appreciation rights, stock based performance units, agreements, understanding, claims or other commitments or rights of any type granted or entered into by Parent relating to the issuance, sale, repurchase or transfer of any securities of Parent or that give any Person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any securities of Parent or to vote or to dispose of any shares of the capital stock of Parent.

(b) The Parent Shares to be issued in the Merger will, upon such issuance, be validly issued, fully paid and non-assessable.

(c) The authorized capital stock of Merger Sub consists of 100 shares of common stock and no shares of preferred stock. At the close of business on the date of this Agreement, (i) 100 shares of common stock were issued and outstanding and (ii) no shares of preferred stock were issued and outstanding. All outstanding shares of capital stock of Merger Sub are owned beneficially and of record by Parent, have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth above in this Section 5.2(c) there are no outstanding (x) shares of capital stock or other voting securities of Merger Sub, (y) securities of Merger Sub convertible into or exchangeable for shares of capital stock or other securities of the Company or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stable appreciation rights, stock based performance units, agreements, understanding, claims or other commitments or rights of any type granted or entered into by Merger Sub relating to the issuance, sale, repurchase or transfer of any securities of Merger Sub or that give any Person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of Merger Sub. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities of Merger Sub or to vote or to dispose of any shares of the capital stock of Merger Sub.

Section 5.3. Authority; Approval. Each of Parent, Merger Sub and Pine River has all requisite power and authority to execute and deliver this Agreement, the Transaction Documents to which it is a party and to perform and consummate the Transactions. The execution, delivery and performance of this Agreement, the Transaction Documents to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate or other action on the part of Parent, Merger Sub and Pine River and no corporate or other proceedings on the part of Parent, Merger Sub or Pine River are necessary to authorize this Agreement, the Transaction Documents to which it is a party or to consummate the Transactions. No vote of Parent’s stockholders is required to approve this Agreement or the Transactions. This Agreement has been duly executed and delivered by Parent, Merger Sub and Pine River, as the case may be, and, assuming due execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Merger Sub and Pine River enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.4. Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the Transactions do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iii) compliance with any applicable requirements of the NYSE Amex and (iv) compliance with any state securities, takeover and “blue sky” laws.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the Transactions do not and will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent and Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree or any statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Parent or Merger Sub, or any of their respective properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.5. New Company/No Operations of Parent and Merger Sub. Parent was incorporated on May 21, 2009. Merger Sub was incorporated on May 22, 2009. Neither Parent (other than Merger Sub) nor Merger Sub have any subsidiaries or otherwise own any equity interests in any Person. Since their respective inceptions, neither Parent nor Merger Sub has engaged in any activity or entered into any Contract, other than such actions incident to (i) its organization and (ii) the preparation, negotiation and execution of this Agreement, the Ancillary Agreements, and the Transactions. Neither

Parent nor Merger Sub has had any operations or generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Transactions as provided in this Agreement.

Section 5.6. Litigation. There are no material suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent or Pine River, threatened, before any Governmental Authority of any nature, brought by or against any of Parent, Merger Sub or Pine River or, to the knowledge of Parent or Pine River, any of its respective officers or directors involving or relating to Parent or the assets, properties or rights of Parent, Merger Sub or the Transactions. There is no material judgment, decree, injunction, rule or order of any Governmental Authority of any nature outstanding or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub.

Section 5.7. Brokers. Other than the fees to be paid to Credit Suisse in connection with the Transaction pursuant to an engagement letter dated April 22, 2009, a complete and correct copy of which has been provided to the Company prior to the date hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or Pine River.

Section 5.8. REIT.

(a) Parent’s taxable year will be the calendar year. As of June 30, 2009, Parent’s only asset will consist of (i) 100% of the outstanding shares of Merger Sub, and (ii) $1,000 held in a bank checking account of Parent. Prior to the Effective Time, Merger Sub has held no assets.

(b) Commencing with its taxable year ending December 31, 2009, Parent has been organized in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and Parent intends to operate in a manner that will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

Section 5.9. Tax Matters.

(a) All U.S. federal and state income Tax Returns and all other material Tax Returns required to be filed with any taxing authority by, or with respect to Parent and Merger Sub have been filed in accordance with all applicable law, and such Tax Returns are true, correct and complete in all material respects. Parent or Merger Sub has timely paid all Taxes shown as due and payable on such Tax Returns or that are otherwise due. Each of Parent and Merger Sub has made provision for all material Taxes payable by it for which no Tax Return has yet been filed.

(b) There is no action, suit, proceeding, audit or claim now pending or, to the knowledge of Parent, threatened against or with respect to Parent or Merger Sub in respect of any Tax and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action with respect to any such Taxes.

(c) Each of Parent and Merger Sub has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Each of Parent and Merger Sub has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162(m) or 280G of the Code.

(d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of Parent or Merger Sub due for any taxable period.

(e) Each of Parent and Merger Sub has not received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

(f) Each of Parent and Merger Sub has not requested, nor is the subject of or bound by, any private letter ruling, technical advise memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of Parent and Merger Sub has not participated in a “listed transaction,” as defined in Treasury Regulation § 1.6011-4(b)(2).

(h) Each of Parent and Merger Sub is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c) at any time since its inception.

Section 5.10. No Additional Representations. Except for the representations and warranties made by Parent, Merger Sub and Pine River in this Article V or pursuant to the certificate to be delivered pursuant to Section 7.2(d), neither the Parent, Merger Sub, Pine River nor any other Person makes any representation or warranty with respect to Parent or Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1. Conduct of the Parties.

(a) From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, except as expressly permitted by this Agreement, consented to in writing by the Parent (which consent shall not be unreasonably withheld), or required by applicable Law or the rules and regulations of the NYSE Amex, the Company (i) shall conduct its business in the ordinary course, (ii) shall use commercially reasonable efforts to (x) preserve intact its present business organization and relationships with third parties, (y) maintain in effect all of its Permits and (z) keep available the services of its present directors, officers and employees and (iii) shall not:

(i) except in connection with the Proposed Charter Amendment, amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock or other equity securities of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity securities of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of the Company;

(iii) (x) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock, warrant or other equity securities of the Company, or (y) amend any term of any capital stock or other equity securities of the Company (in each case, whether by merger, consolidation or otherwise);

(iv) except as set forth in Section 6.17, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, or businesses, other than in the ordinary course of business;

(v) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, or businesses of the Company, other than in the ordinary course of business;

(vi) make any material loans, advances or capital contributions to, or investments in, any other Person;

(vii) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(viii) enter into any hedging arrangements;

(ix) enter into or amend any Company Contract or enter into any agreement or arrangement that limits or otherwise restricts in any respect the Company, or any successor thereto or that could, after the Closing Date, limit or restrict in any respect Parent or the Company, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business, otherwise waive, release or assign any material rights, claims or benefits of the Company;

(x) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company;

(xi) change the Company’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(xii) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, including any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or take any action (or fail to take any action) that could prevent Parent from qualifying as a REIT;

(xiv) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied;

(xv) take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable the provisions of Section 203 of the DGCL or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case to any individual or entity (other than Parent or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xvi) agree, resolve or commit to do any of the foregoing.

(b) From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, except as expressly permitted by this Agreement, consented to in writing by the Company (which consent shall not be unreasonably withheld), or required by applicable Law, each of Parent and Merger Sub shall not:

(i) amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock or other equity securities of Parent or Merger Sub or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity securities of Parent or Merger Sub, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Parent or Merger Sub;

(iii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock, warrant or other equity securities of Parent or Merger Sub, or amend any term of any capital stock or other equity securities of Parent or Merger Sub (in each case, whether by merger, consolidation or otherwise);

(iv) except as contemplated by this Agreement, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses;

(v) sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, or businesses of Parent or Merger Sub;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(viii) enter into any hedging arrangements;

(ix) enter into or amend any material contract or enter into any agreement or arrangement that limits or otherwise restricts in any respect the Company, or any successor thereto or that could, after the Closing Date, limit or restrict in any respect Parent, Merger Sub or the Surviving Company, from engaging or competing in any line of business, in any location or with any Person or otherwise waive, release or assign any material rights, claims or benefits of Parent or Merger Sub;

(x) increase compensation, bonus or other benefits payable to any director, officer or employee of Parent;

(xi) change Parent’s or Merger Sub’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(xii) settle, or offer or propose to settle, any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent or Merger Sub, including any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xiv) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied;

(xv) take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable the provisions of any state takeover law or state law (including without limitation the Maryland General Corporation Law) that purports to limit or restrict business combinations or the ability to acquire or vote shares, in each case to any individual or entity (other than Parent or Merger Sub), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xvi) agree, resolve or commit to do any of the foregoing.

Section 6.2. No Solicitation. From the date hereof until the Effective Time:

(a) The Company shall, and shall cause its officers, directors, employees, representatives and agents, including the Sponsors, to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, and request the return or destruction of all confidential information regarding the Company provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. The Company shall not, and shall cause its officers, directors, employees, representatives and agents, including the Sponsors, not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal; provided, however, that, at any time prior to the Company Stockholder Approval, in response to an Acquisition Proposal received by the Company (other than as a result of a material breach by the Company of this Section 6.2) after the date hereof that the board of directors of the Company determines in good faith, after consultation with its legal and financial advisors, may reasonably be expected to lead to a Superior Proposal, and subject to compliance with the following provisions of this Section 6.2, (x) furnish information with respect to the Company to the person making such Superior Proposal pursuant to a confidentiality agreement no less restrictive on the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(b) Except as set forth in this Section 6.2, neither the board of directors of the Company nor any committee thereof shall (i) make or publicly propose to make a Change in Recommendation, (ii) approve or recommend or take no position with respect to, or publicly propose to approve or recommend or take no position with respect to, an Acquisition Proposal or (iii) cause the Company to enter into any agreement related to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.2(a)). Notwithstanding the foregoing, if prior to the Company Stockholder Approval the board of directors of the Company determines in good faith, after consultation with outside counsel that it is required to do so to comply with its fiduciary duties to the Company Stockholders under applicable law, the board of directors of the Company may, provided that the Company has complied in all material respects with its obligations under this Section 6.2(b), in response to a Superior Proposal that was received by the Company after the date hereof, (x) make a Change in

Recommendation or (y) in the event the Company enters into any agreement related to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.2(a)) pursuant to (iii) above, terminate this Agreement, but in each such case only at a time that is after the third business day following Parent’s receipt of written notice advising Parent that the board of directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and with regard to (y), only if the Company is in compliance in all material respects with Sections 6.2, 8.1(d) and 8.3 and simultaneously with taking such action it terminates this Agreement and also executes a definitive agreement to implement such Superior Proposal.

(c) The Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. The Company will keep Parent reasonably informed on a reasonably current basis of any material change in the details (including amendments) of any such request or Acquisition Proposal. The Company will promptly provide Parent with any documents received from any such person and promptly provide Parent such information as it may reasonably request.

(d) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that any Change in Recommendation included in such public disclosure shall be subject to Section 8.1(c).

(e) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 6.2 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of the Company or any Sponsor shall be deemed to be a breach of this Agreement by the Company.

Section 6.3. Proxy Statement/Prospectus; S-4 Registration Statement; Information Supplied.

(a) The Company and Parent shall prepare the Proxy Statement/Prospectus (as defined below), and Parent shall prepare and file with the SEC a Registration Statement on Form S-4 in connection with the Company Stockholder Meeting and Company Warrantholder Meeting and the issuance of Parent Shares and the conversion of the Warrants pursuant to the Merger (including the joint proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) in each case as promptly as practicable following the date of this Agreement. The Company and Parent shall use their respective reasonable best efforts to respond to any comments made by the SEC, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC, in each case as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Proxy Statement/Prospectus to the shareholders and warrantholders of the Company.

(b) The Company and Parent each agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 6.4. Stockholders and Warrantholders Meeting.

(a) The Company will take, in accordance with applicable Law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) and Warrants (the “Company Warrantholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to obtain the Company Stockholder Approval and Company Warrantholder Approval. Subject to Section 6.2 hereof, the Company Recommendation shall be included in the Proxy Statement/Prospectus and the Company’s board of directors shall otherwise recommend in favor of granting the Company Stockholder Approval and shall take all lawful action to solicit such approval.

(b) If on the date of the Company Stockholders Meeting and Company Warrantholders Meeting the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval and Company Warrantholder Approval, respectively, then the Company shall, if requested by Parent, adjourn the Company Stockholders Meeting and Company Warrantholders Meeting until such date or dates as shall be specified by Parent, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders with a view towards obtaining the Company Stockholders Approval and Company Warrantholder Approval.

Section 6.5. Filings; Other Actions; Notification.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its officers, directors and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent or the Company to any third party and/or any Governmental Authority in connection with the Transactions. Parent shall use commercially reasonable efforts to deliver audited financial statements of Parent as soon as practicable to the Company and to incorporate such audited financial statements into the S-4 Registration Statement.

(b) Subject to applicable Law, the Company and Parent each shall (i) keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third party and/or any Governmental Authority with respect to the Transactions and (ii) provide each other, if reasonable under the circumstances, with an opportunity to review and comment on any written communication (and participate in any meetings) with any such third party and/or any Governmental Authority. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on the Company, Parent or Pine River or a material delay in any party’s ability to consummate the transactions contemplated hereby, as applicable, or of any failure to the other party’s conditions set out in Article VII.

Section 6.6. Access to Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, stockholders and partners and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Authority in connection with the Transactions.

Section 6.7. Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions contemplated hereby.

Section 6.8. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and except where a different standard is expressly applicable, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (ii) the obtaining of all consents, approvals or waivers from third parties required to consummate the Transactions; (iii) the defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of this Agreement, including, without limitation, providing certificates as to factual matters in connection with legal opinions.

Section 6.9. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Company agrees that it will (i) indemnify and hold harmless, to the extent the Company is obligated to indemnify and hold harmless such Persons as of the date of this Agreement (and Parent and the Surviving Company shall also advance expenses as incurred to the extent the Company is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions and (ii) include and cause to be maintained in effect in the Surviving Company’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of the Company.

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Company be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Amendment and Restated Certificate of Incorporation or Bylaws of the Company, or under any applicable Contracts or Laws.

Section 6.10. Affiliates. At least 45 days prior to the Company Stockholders Meeting (with updates thereafter as appropriate), the Company shall deliver to Parent a letter identifying each Person who may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Company Stockholders Meeting, substantially in the form of Exhibit G hereto.

Section 6.11. Certain Litigation. The Company shall give the Parent a reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the Transactions. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Sponsors Voting and Support Agreements, the Proposed Charter Amendment, the Business Combination, the Merger, this Agreement or the Transactions and Parent and the Company shall cooperate to resist any such effort to restrain or prohibit or otherwise oppose the Sponsors Voting and Support Agreements, the Proposed Charter Amendment, the Business Combination, the Merger, this Agreement or the Transactions.

Section 6.12. Confidentiality. Subject to Section 6.13 below, each of the parties hereto agrees that all information exchanged in connection with the Merger (and not required to be filed with the SEC pursuant to applicable Law) shall be subject to the Non-Disclosure Agreement, dated as of April 30, 2009, between Pine River and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect after the date hereof pursuant to its terms.

Section 6.13. Public Disclosure. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Laws or by the rules and regulations of, pursuant to any agreement with the NYSE Amex, or to the extent such information was previously disclosed in a public announcement or communication permitted under this Section 6.13. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, the NYSE Amex, to make this Agreement and the terms of the Transactions public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

Section 6.14. Listing. Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE or NYSE Amex, subject to official notice of issuance, as of or prior to the Effective Time.

Section 6.15. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all reasonable steps as may be required or permitted to cause any dispositions of the Shares and Warrants that occur or are deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.16. Trust Account.

(a) Immediately upon the Effective Time, the Company shall cause the Trust Account to be disbursed to pay (i) Company Stockholders with whom the Company may enter into forward or other contracts to purchase their Shares, (ii) the deferred underwriters’ compensation owed by the Company in connection with the IPO, (iii) expenses of the Sponsors incurred on behalf of the Company, and (iv) third parties (e.g., professionals, printers, etc.) who have rendered and/or will render services to the Company in connection with its operations and efforts to effect a business combination, including the Merger, (v) on account of any Company Tax Liabilities, (vi) any Expenses incurred by Pine River or its Affiliates in connection with the Transactions and the Transaction Documents, (vii) up to $1,450,000 of committed expenses and obligations of the Company and (viii) the cost of D&O Insurance obtained in accordance with Section 6.9 hereof.

(b) Immediately upon the Effective Time, the Company shall disburse of the balance of the funds held in the Trust Account as directed by Parent in writing, to pay Converting Shareholders and to be used by Parent and the Company for working capital requirements.

(c) Notwithstanding anything in this Agreement to the contrary, each of Parent, Pine River and Merger Sub acknowledges that it has read the Company’s final prospectus dated November 8, 2007 and understands that the Company has established the Trust Account for the benefit of the Public Stockholders and that the Company may disburse monies from the Trust Account only (a) to the Public Stockholders in the event they elect to convert their shares for the Conversion Price and/or the liquidation of the Company, (b) to the Company after, or concurrently with, the consummation of a business combination, and (c) to the Company in limited amounts for its working capital requirements and tax obligations. Each of Parent, Pine River and Merger Sub further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by November 8, 2009, the Company will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except (subject to the occurrence of the Effective Time) as set forth in Section 6.16(a) and Section 8.3, each of Parent, Pine River and Merger Sub, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against the Company to collect from the Trust Account any monies that may be owed to them by the Company for any reason whatsoever, including but not limited to a breach of this Agreement by the Company or any negotiations, agreements or understandings with the Company (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Company.

Section 6.17. Share Purchases. The parties agree and acknowledge that, following the initial filing of the Proxy Statement/Prospectus with the SEC, the Company and Pine River may seek to purchase, or enter into binding contracts to purchase, Shares either in the open market or in privately negotiated transactions. Any such purchases or contracts would be entered into and effected either (i) pursuant to a 10b(5)-1 plan, (ii) at a time when the Company, Pine River, the Sponsors and their respective Affiliates are not aware of any material nonpublic information regarding the Company or its securities or (iii) pursuant to agreements between the buyer and seller of such Shares in a form that would not violate the insider trading rules; provided, that any such purchases or contracts entered into by the Company, the Sponsors and their representative Affiliates shall require the prior approval of Parent.

Section 6.18. Amended and Restated Certificate of Incorporation. Immediately prior to the Closing, the Company shall file the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware such that the Amended and Restated Certificate of Incorporation shall be in full force and effect on the Closing.

Section 6.19. REIT Election. The Parent shall make a timely election to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) in connection with the filing of its initial Tax Return and the Surviving Company and Parent, if requested by Parent, shall make an election to treat the Surviving Company as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, effective as of the Closing Date.

Section 6.20. Ancillary Agreements. The Company shall enforce and perform all of its rights and obligations under the Ancillary Agreements and shall not agree to amend, waive or modify such rights or such agreements without the prior written consent of Parent.

Section 6.21. Asset Acquisition. Promptly following the Effective Time, Parent shall begin acquiring mortgages and mortgage-backed securities meeting the requirements set forth in the Investment Criteria.

Section 6.22. Resignation Letters. Parent shall use commercially reasonable efforts to have the present directors of the Company deliver resignation letters, effective as of the Effective Time, no less than three Business Days prior to the Effective Time.

Section 6.23. Public Offerings. Except as contemplated by this Agreement, Pine River shall not engage in any other public offering of securities of it or of those of a newly formed company until the Closing Date.

Section 6.24. Parent Share Contribution. Immediately after the Effective Time, Pine River shall contribute the 1,000 Parent Shares it owns to Parent and such Parent Shares shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 6.25. Registration Statement. Promptly after the SEC has declared the S-4 Registration Statement effective, Pine River shall, at the Company’s expense, file a registration statement with the SEC registering for resale the Warrants (and underlying Shares) held by the Sponsors and Pine River and use commercially reasonable efforts to have such registration statement declared effective at, or soon as reasonably practicable after, the Closing Date.

Section 6.26. Restrictions. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, except for the transaction contemplated by this Agreement, Pine River shall not, and shall cause its Affiliates not to, (i) take any action to form a mortgage-backed securities REIT or engage in any transaction substantially similar in structure or nature thereto, whether or not through the acquisition of a special purpose acquisition company, an offering of securities or otherwise or (ii) enter into any discussions, negotiations or agreement with respect to any transaction contemplated in clause (i). Pine River shall use commercially reasonable efforts to cause its officers, directors, employees, representatives and agents not to take any of the actions contemplated by the immediately preceding sentence.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Warrantholder Approval. The Company Warrantholder shall have been obtained.

(c) Amended and Restated Certificate of Incorporation. The Company shall have received an opinion of Richards, Layton & Finger, P.A. in form and substance reasonably satisfactory to both Parent and the Company, that the Proposed Charter Amendment is permissible under the DGCL and the Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of Delaware and shall be in full force and effect.

(d) Converting Stockholders. Public Stockholders holding thirty percent or more of the IPO Shares shall not have voted against approval of the Business Combination and elected to convert their IPO Shares.

(e) Registration Statement. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

(f) Legal Action. No statute, rule, ruling, regulation, judgment, decision, order, injunction, writ or decree shall have been enacted, entered, ordered, promulgated, issued or enforced by any court or other Governmental Authority that is in effect and prohibits, enjoins or restricts the consummation of the Transactions.

(g) Tax Legal Opinion. Each of the Company and Parent shall have received an opinion of its respective counsel, in form and substance reasonably satisfactory to such party, dated as of the Closing Date, and based upon customary assumptions, qualifications and representations, warranties and covenants contained in an officer’s certificate, to the effect that for federal income tax purposes (A) the Merger will be treated as a contribution governed by Section 351 of the Code or a reorganization under Section 368(a) of the Code and (B) the holders of Shares will recognize no gain or loss on the exchange of those Shares for Parent Shares (except to the extent that a holder of Shares receives cash in exchange for any portion of its Shares), and such opinion shall not have been withdrawn. The parties to this Agreement agree to make representations to each other in an agreed upon form, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

(h) Trust Account. The Trust Account shall contain no less than $100,000,000, after taking into account all payments described in Section 6.16(a).

Section 7.2. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations Accurate. Each of the representations and warranties made by Parent and Merger Sub in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct except as would not reasonably be expected to have a Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. Each of Parent and Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement there has not been a Material Adverse Effect on Parent.

(d) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of Parent, in form and substance reasonably satisfactory to the Company, to the effect of (a) - (c) of this Section 7.2.

(e) Ancillary Agreements. Each of the Ancillary Agreements shall be valid, binding and enforceable against each party that executed such Ancillary Agreement in accordance with its terms, and shall be in full force and effect, except as a result of the failure of Citigroup Global Markets Inc., the Company or any of the Sponsors to duly execute any such Ancillary Agreement.

(f) REIT Legal Opinion. The Company shall have received the opinion of Clifford Chance US LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, and based upon customary assumptions, qualifications, and representations, warranties and covenants contained in an officer’s certificate, regarding the qualification of Parent as a REIT under the Code.

Section 7.3. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver of the following conditions:

(a) Representations Accurate. Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Company in this Agreement shall be true and correct except as would not reasonably be expected to have a Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Performance. The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligations required by this Agreement so performed or complied with by it at or before the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement there has not been a Material Adverse Effect on the Company.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and duly executed by the Chief Executive Officer of the Company, in form and substance reasonably satisfactory to Parent, to the effect of (a) - (c) of this Section 7.3.

(e) Ancillary Agreements. Each of the Ancillary Agreements shall be valid, binding and enforceable against each party that executed such Ancillary Agreement in accordance with its terms, and shall be in full force and effect, except as a result of the failure of Citigroup Global Markets Inc., Pine River, the Manager or any of their respective Affiliates to duly execute any such Ancillary Agreement.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or any adjournment or postponement thereof (but not later than the Termination Date);

(ii) if the Effective Time shall not have occurred by September 8, 2009 or, if the only condition to obligation of the parties to effect the Merger set forth in Article VII (other than conditions which by their nature are satisfied at Closing) that is unsatisfied and unwaived as of September 8, 2009, is Section 7.1(d), October 8, 2009 (the “Termination Date”);

(iii) if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree or ruling or other action shall have become final and nonappealable; or

(iv) if the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement that (i) would give rise to the failure of a condition set forth in Article VII and (ii) cannot be or has not been cured within 30 calendar days after receipt of written notice thereof;

(c) by Parent:

(i) if the Company’s board of directors or any committee thereof makes or publicly proposes to make a Change in Recommendation pursuant to Section 6.2(b)(i); or

(ii) if the Company’s board of directors or any committee thereof approves or recommends or, after two Business Days following receipt of an Acquisition Proposal, takes no position with respect to, or publicly proposes to approve or recommend or, after five Business Days following receipt of an Acquisition Proposal, take no position with respect to, an Acquisition Proposal pursuant to Section 6.2(b)(ii).

(d) by the Company if the Company’s board of directors or any committee thereof causes the Company to enter into any agreement related to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.2(a)) pursuant to Section 6.2(b)(iii), provided that (i) the Company has complied with all provisions thereof, including the notice provisions therein and (ii) has paid the Termination Fee to Pine River pursuant to Section 8.3; and

(e) notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1(b), (c) or (d) shall not be available to any party (i) that is in material breach of its obligations hereunder or (ii) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of Parent or the Company hereunder.

Section 8.2. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void except as specifically provided herein and, except as provided in this Section 8.2, Section 6.12 [Confidentiality], Section 6.16 [Trust Account], Section 8.3 [Termination Fee] and Article IX [Miscellaneous], each of which will survive termination and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors; provided, however, that nothing herein shall relieve any party for liability for any willful breach hereof.

Section 8.3. Termination Fee.

(a) In the event that Parent elects to terminate this Agreement pursuant to Section 8.1(c) and an Alternative Transaction is consummated within twelve months following such termination, then the Company shall pay to Pine River an amount in cash equal to $5,000,000 (the “Termination Fee”). The Termination Fee shall be paid by wire transfer or other means reasonably acceptable to Pine River immediately upon the consummation of the Alternative Transaction.

(b) In the event that the Company elects to terminate this Agreement pursuant to Section 8.1(d), the Company shall pay or cause to be paid an amount in cash equal to the Termination Fee to Pine River by wire transfer or other means reasonably acceptable to Pine River immediately upon the termination of this Agreement.

(c) The Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and Pine River against the Company and any of its current, former or future directors, officers, representatives or affiliates for any loss or damage suffered in connection with this Agreement or the Transactions. In the event that the Company fails to pay the Termination Fee pursuant to this Section 8.3 when the payment thereof is not the subject of a bona fide dispute, Parent, Merger Sub and Pine River shall be entitled to seek and receive, in addition to the Termination Fee pursuant to this Section 8.3, interest thereon and Parent, Merger Sub and Pine River’s costs and expenses of collection thereof (including reasonable attorneys’ fees and expenses).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

Section 9.2. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Company:

Capitol Acquisition Corporation

509 7th Street, NW

Washington, DC 20004

Attention: Mark Ein

Facsimile: (202) 654-7063

With copies (which shall not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-1901

Attention: David Alan Miller

Facsimile: (212) 818-8881

and

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, DC 20003

Attention: Paul Sheridan and David Brown

Facsimile: (202) 637-2201

If to Parent, Merger Sub or Pine River:

Pine River Capital Management LP

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

Attention: Tim O’Brien

Facsimile: (612) 238-3301

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52 nd Street

New York, NY 10019

Attention: Brian Hoffmann and Jay Bernstein

Facsimile: (212) 878-8375

Section 9.3. Entire Agreement. This Agreement and the other Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 9.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement at any time before or after obtaining the Company Stockholder Approval, but, after the Company Stockholder Approval, no amendment shall be made that by Law or in accordance with the rules of NYSE Amex requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except as provided in Section 6.9 [Indemnification; Directors’ and Officers’ Insurance] and Section 9.14 [Enforcement].

Section 9.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 9.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY STATE COURT LOCATED IN THE STATE OF DELAWARE IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 9.2. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 9.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 9.13. Expenses. The Surviving Company shall pay all Expenses of Parent, Merger Sub and Pine River in connection with the transactions contemplated in Article III. Whether or not the Merger is consummated, all costs and Expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such expense, except as contemplated by this Agreement, including Sections 6.16 [Trust Account] and 6.25 [Registration Statement] and any other Transaction Documents; provided, however, that the Company shall be responsible for all costs and Expenses of the financial printer and any SEC filing fees.

Section 9.14. Enforcement. In addition to any other right it may have under this Agreement, Pine River shall be entitled to all of the rights of Parent and Merger Sub under this Agreement, including the right to enforce the terms and conditions of this Agreement on behalf of Parent and Merger Sub.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CAPITOL ACQUISITION CORP.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	CEO

PINE RIVER CAPITAL MANAGEMENT L.P.

By:	/s/ Jeff Stolt
Name:	Jeff Stolt
Title:	CFO

TWO HARBORS INVESTMENT CORP.

By:	/s/ Thomas Siering
Name:	Thomas Siering
Title:	President

TWO HARBORS MERGER CORP.

By:	/s/ Thomas Siering
Name:	Thomas Siering
Title:	President

[Signature Page to Agreement and Plan of Merger]